Exhibit 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D will be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each will be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but will not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is not accurate. It is understood and agreed that a copy of this Joint Filing Agreement will be attached as an exhibit of the foregoing statement on Schedule 13D. This Joint Filing Agreement may be signed in counterparts.

Dated: December 21, 2009

Essilor International

By:	/s/ David Milan
Name:	David Milan
Title:	Authorized Person

1234 Acquisition Sub Inc.

By:	/s/ Carol Xueref
Name:	Carol Xueref
Title:	Director